Exhibit (n)(5)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Prospectus Supplement and Registration Statement (No. 333-220385) on Form N-2 of our reports dated June 5, 2018, relating to the consolidated financial statements, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting of Capital Southwest Corporation and its subsidiaries, which were also included in the Annual Report on Form 10-K for the year ended March 31, 2018.

We also consent to the reference to our firm under the headings Selected Financial Data and Independent Registered Public Accounting Firm in such Prospectus Supplement.

/s/ RSM US LLP

Chicago, IL

June 8, 2018